Exhibit 99.1

                    Image Entertainment Guides Net
  Revenues of between $33 Million to $35 Million for Quarter Ending
             December 31, 2005, Resulting in Net Earnings

    CHATSWORTH, Calif.--(BUSINESS WIRE)--Nov. 2, 2005--Image
Entertainment, Inc. (Nasdaq:DISK):

    -- Company Anticipates Excellent Holiday Quarter Revenues and Earnings, Based on Strong Criterion Sales and Overall October Revenue Performance

    --  Consolidation of Home Vision Operations into Image Complete

    Image Entertainment, Inc. (Nasdaq:DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today announced net revenue guidance of between $33 million to $35 million for its fiscal '06 third quarter ending December 31, 2005, expected to result in net earnings.
    October revenues, fueled by better than expected catalog orders, strong Criterion sales and a number of high profile new releases scheduled for November and December, contributed to the guidance established for Image's fiscal 2006 third quarter. Additionally, although Image originally projected completing the Home Vision consolidation by the end of December 2005, the integration of Home Vision's operations into Image's Chatsworth corporate headquarters and Las Vegas distribution center has gone more smoothly than anticipated. As a result, Image closed Home Vision's Chicago offices in mid-October and concluded its consolidation as of the end of October.
    Image's CEO, Martin W. Greenwald, stated, "With strong new releases, expanding Criterion sales and the addition of the Home Vision line of programming, we are delighted to report that we expect robust holiday selling season revenues. The guidance we are providing gives us a chance to equal and possibly exceed our previous record breaking $34.4 million quarter last Christmas. Although it is difficult to project actual earnings, we are confident in our ability to generate significant bottom line results."
    "Of course, the most important aspect of the Home Vision acquisition was unifying exclusive distribution of The Criterion Collection under the Image banner. Sales of Criterion programming are exceeding our expectations and will help drive our third quarter revenues. We're extremely excited about current and future quarter Criterion sales and the opportunities that Image and Criterion can create by working together."
    "The consolidation of Home Vision is now complete and puts Image in a position to significantly grow revenues with only a small net increase to overhead. Home Vision's current catalogue of over 130 titles, including the BBC's classic series 'The Chronicles of Narnia,' 'Day of the Dolphin' starring George C. Scott and Fukasaku's 'The Yakuza Papers,' plus our announced line-up of future Home Vision-branded new releases, are being well received by our retail customers."
    Greenwald concluded, "With our large and productive library, exciting new release schedule, growing presence in audio licensing, emerging feature film business and continued expansion of our wholly owned digital platform, Egami Media, Image may be positioned better than ever to distribute our growing library of exclusive content through current and future distribution models and technologies. We will also continue to aggressively pursue new corporate acquisitions or opportunities specifically designed to expand our catalogue and leverage our dynamic infrastructure."

    About Image Entertainment:

    Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,000 exclusive DVD titles and over 200 exclusive CD titles in domestic release and approximately 300 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., exclusive video on demand, streaming video and download rights. The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

    Forward-Looking Statements:

    This press release may contain forward-looking statements which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.



    CONTACT: THE HONIG COMPANY, INC.
             Steve Honig, 310-246-1801
             Press/Corporate Contact
             press@honigcompany.com
             or
             MKR Group, LLC
             Charles Messman or Todd Kehrli, 818-556-3700
             Investor Relations
             ir@mkr-group.com